EXHIBIT 99.1

1550 Peachtree Street, N.W.  Atlanta, Georgia 30309

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact Information:
Jeff Dodge	David Rubinger
Investor Relations	Media Relations
(404) 885-8300	(404) 885-8300
jeff.dodge@equifax.com	david.rubinger@equifax.com

Equifax Board of Directors Declares Quarterly Dividend and
Authorizes Additional $250-Million Stock Repurchase Program

ATLANTA, February 24, 2006 - Equifax Inc. (NYSE: EFX) today announced that the Equifax Board of Directors declared a quarterly dividend of $.04 per share, payable on March 15, 2006, to shareholders of record as of March 1, 2006. Equifax has paid cash dividends for 93 consecutive years.

Equifax also announced that the Board has authorized the repurchase of up to an additional $250 million of the company’s common stock. Since 2003, Equifax has repurchased more than14.4 million shares valued at over $402 million.

Stock repurchases under this program may be made through open-market and privately negotiated transactions at times and in such amounts as management deems appropriate. The stock repurchase program does not have an expiration date and may be limited or terminated at any time without prior notice.

“Equifax is deeply committed to driving growth and increasing shareholder value,” said Rick Smith, Chairman and CEO. “The expansion of our share buyback program further demonstrates the Board’s confidence in the future of Equifax.”

In 2005, Equifax repurchased a total of 4.2 million shares under its repurchase program at an approximate cost of $144 million, and approximately $95 million remained available as of December 31, 2005.

The 2006 annual meeting of shareholders will be held on Wednesday, May 17, 2006, at 9:30 a.m. (EDT) in the Walter C. Hill Auditorium at the High Museum of Art, Atlanta, Georgia.

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About Equifax

Equifax Inc. is a global leader in turning information into intelligence. For businesses, Equifax provides faster and easier ways to find, approve and market to the right customers. For consumers, Equifax offers easier, instantaneous ways to buy products or services, and better insight into and management of their personal credit. Equifax. Information That Empowers.

Caution Concerning Forward-Looking Statements

Statements in this press release that relate to Equifax’s future plans, objectives, expectations, performance, events and the like may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Future events, risks and uncertainties, individually or in the aggregate, could cause our actual results to differ materially from those expressed or implied in these forward-looking statements.  Those factors include, but are not limited to, changes in worldwide and U.S. economic conditions that materially impact consumer spending and consumer debt, changes in demand for Equifax’s products and services, our ability to develop new products and services, pricing and other competitive pressures, pending litigation, risks associated with the integration of acquisitions and other investments, changes in laws and regulations governing our business, including particularly the cost of compliance with the Fair and Accurate Credit Transactions Act, and certain other factors discussed under the caption “Risk Factors” in the Management’s Discussion and Analysis section of Equifax’s Annual Report on Form 10-K for the year ended December 31, 2004, and in our other filings with the SEC.  Equifax assumes no obligation to update any forward-looking statements to reflect events that occur or circumstances that exist after the date on which they were made.